NORTH EAST INSURANCE COMPANY

                      1997 ANNUAL MEETING OF SHAREHOLDERS


      Notice is hereby given that the 1997 Annual Meeting of Shareholders of North East Insurance Company will be held at at the Harraseeket Inn, Freeport, Maine at 9:00 a.m. on Tuesday, June 10, 1997, to conduct the following business:

      1. To consider a proposed amendment to the Articles of Incorporation which provides for a staggered Board of Directors;

      2.    To elect directors;

      3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants to the Company for the year ending December 31, 1995;

      4.    To consider approval of a Stock Option Plan; and

      5. To conduct any other business which may lawfully come before said meeting.

Dated at Scarborough, Maine this 30th day of April, 1997.


                                       NORTH EAST INSURANCE COMPANY



                                       By: _________________________________
                                           Robert G. Schatz, President



                          NORTH EAST INSURANCE COMPANY
                           482 Payne Road, 4th Floor
                                 P.O. Box 1418
                            Scarborough, Maine 04074


                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held June 10, 1997


                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of North East Insurance Company ("NEIC" or the "Company") for use at the 1997 Annual Meeting of Shareholders (the "Meeting"). The Meeting will be held at the Harraseeket Inn, Freeport, Maine at 9:00 a.m. on Tuesday, June 10, 1997.

      When properly executed and returned, the enclosed proxy will be voted in accordance with the choices marked. If no choice is specified, the proxy will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted. Shareholders may revoke their proxies by delivering written notice to the Clerk of the Company prior to the vote on a given matter, by submitting a later dated proxy at or before the Meeting, or by voting in person at the Meeting.

      The record date for determining shareholders entitled to vote at the Meeting (and any adjournment thereof) is April 18, 1997. All shareholders of record as of the close of business on that date will be entitled to cast one vote per share. This Proxy Statement and the accompanying form of proxy for the Meeting are first being mailed to shareholders on or around April 30, 1997.

      A description of matters to be voted upon begins at page __ of this Proxy Statement. Certain information concerning share ownership, management, and compensation appears below.


                           OWNERSHIP OF COMMON STOCK

      As of the record date noted above, a total of 3,002,375 shares of North East Insurance Company common stock were outstanding. The common stock is entitled to one vote per share and is the only class of NEIC stock outstanding. Set forth below, as of the record date, is information concerning the only persons known to the Company to beneficially own more than five percent of the outstanding shares.

                                       NUMBER OF SHARES       PERCENT OF
         NAME AND ADDRESS             BENEFICIALLY OWNED      OUTSTANDING

Ballantrae Partners, L.L.C.               810,000 (1)            27.0%
300 East 56th Street
Suite 20-A
New York,  NY  10022

First National Life & Casualty            215,000 (2)             7.2%
Assurance Company, Ltd.
St. Michael, Barbados, West Indies

W.A. Financial, Inc.                      155,280 (3)             5.2%
2656 S. Loop W. #103
Houston, TX 77054

--------------------
<F1>  Information regarding the stock ownership of Ballantrae Partners, L.L.C.
      is given on the basis of its latest amended Schedule 13D report, filed on or about January 10, 1997. The members of Ballantrae are Murry N. Gunty, Deborah L. Harmon, and Jonathan S. Kern.

<F2>  NEIC has been advised that these shares are subject to claims or obligations in favor of creditors in the an action filed in U.S. District Court for the Eastern District of New York, in connection with the bankruptcy proceeding of American Motor Club, Inc., and that the court has recently ordered a public sale of such shares, with the net proceeds of such sale to be credited against certain claims of creditors.

<F3>  Information regarding W.A. Financial's beneficial ownership is given on the basis of its Schedule 13D report dated August 4, 1995. The Company believes that W.A. Financial is an affiliate of Michael E. Watts of Texas Capital Securities, Inc. Texas Capital is a registered securities broker-dealer and is one of the primary market makers for the Company's common stock.

      The following table shows, as of the record date, the number of shares of NEIC common stock which, to the Company's knowledge, were beneficially owned by the directors and certain executive officers of the Company, and by each other nominee for election as a director. Except as otherwise indicated, each person named owned less than one percent of the outstanding common stock of the Company.

                                         NUMBER OF SHARES     PERCENT OF
                NAME                    BENEFICIALLY OWNED    OUTSTANDING

Robert G. Schatz (1)                          76,177              2.5%
Ronald A. Libby                                    0
Edward B. Batal                                    0
David E. Chase                                     0
Terence C. Cummings                                0
Edward L. Dilworth, Jr. (1)                   12,000
Andrew Greenbaum                                   0
Robert A. Hancock                                  0
Wilson G. Hess                                 2,500
Joseph M. Hochadel                                 0
Bruce H. Suter                                     0
Jonathan S. Kern (2)                         810,000             27.0%
Deborah L. Harmon (2)                        810,000             27.0%

All directors, nominees and executive
 officers as a group (1), (2)                900,677              30.0%

--------------------
<F1>  Includes shares owned by spouses or other relatives residing in the same household, and by entities owned or controlled by the person named.

<F2>  Mr. Kern and Ms. Harmon are members of Ballantrae Partners, L.L.C., and thereby have shared beneficial ownership of the NEIC stock owned by Ballantrae.


                             THE BOARD OF DIRECTORS

      The Company's bylaws currently provide that all directors of the Company are to be elected each year at an annual meeting of shareholders. Presently NEIC's Board of Directors consists of the following persons:

               NAME              AGE                   POSITION

      Robert G. Schatz           51      President, Chairman of the Board,
                                         Chief Executive Officer and Director
      Edward B. Batal            56      Director
      David D. Chase             40      Director
      Terence P. Cummings        42      Director
      Edward L. Dilworth, Jr.    55      Director
      Andrew Greenbaum           76      Director
      Robert A. Hancock          44      Director
      Deborah L. Harmon          38      Director
      Wilson G. Hess             44      Director
      Joseph M. Hochadel         49      Director
      Jonathan S. Kern           35      Director
      Bruce H. Suter             76      Director

Robert G. Schatz was elected as a Director in December 1987. He was elected President and Chief Executive Officer in March 1988. Mr. Schatz also serves on the Board of Trustees of Unity College, in Unity, Maine.

Edward B. Batal is President of Batal Agency, an insurance agency and real estate broker in Sanford, Maine. He has been President of the agency since 1964. Mr. Batal was elected a Director of NEIC in November 1995.

David D. Chase is a Tax Manager with Berry, Dunn, McNeil & Parker, an accounting firm in Portland, Maine. Mr. Chase has been a Certified Public Accountant in Maine since 1987. He was elected a Director of NEIC in November 1995. Mr. Chase will not be standing for reelection as a Director at the Annual Meeting.

Terence P. Cummings is a Partner with Clausen Miller P.C., a law firm in New York City. He has been a practicing attorney in New York since 1982, and was affiliated with Ohrenstein & Brown from 1985 to 1997. Mr. Cummings was elected a Director of NEIC in November 1995. Mr. Cummings also serves as a Director of First United American Life Insurance Company, a subsidiary of Torchmark Corporation.

Edward L. Dilworth has served as a Director of NEIC since 1990, and previously had served as a Director from 1982 to 1985. He is Division President of Oxford Bank & Trust, a division of Peoples Heritage Bank. Mr. Dilworth has been employed by Oxford Bank & Trust since 1972. Mr. Dilworth will not be standing for reelection as a Director at the Annual Meeting.

Andrew Greenbaum was first elected as a Director of the Company in 1987. Currently retired, he was formerly the President of Pearland Transfer Corp., an insurance brokerage firm, from 1984 until 1990. He became a licensed insurance broker in 1962. Mr Greenbaum will not be standing for reelection as a Director at the Annual Meeting.

Robert A. Hancock is a Principal of Mann, Frankfort, Stein & Lipp, an accounting firm in Houston, Texas. Mr. Hancock was an auditor with Ernst & Ernst in Houston from 1975 to 1978, and was President of Hancock, Carameros & Rawls, P.C. from 1978 to 1996. Mr. Hancock was elected a Director of NEIC in November 1995.

Deborah L. Harmon was first elected as a Director in February 1997. Ms. Harmon is an Executive Vice President at the J.E. Robert Companies (JER). JER is a nationally prominent real estate firm that specializes in the investment, management, and capital recovery of troubled real estate properties and under-performing real estate loans. Ms. Harmon is one of three members of Ballantrae Partners, L.L.C., formed in 1996 to invest in NEIC stock. In January 1997, Ballantrae consummated its purchase of 810,000 shares of NEIC stock formerly held by Bernard D. Gershuny. In August 1996, Ballantrae and NEIC entered into a standstill agreement, described below at page __ below.

Wilson G. Hess has served as President of Unity College in Unity, Maine since 1990. After starting as a professor at the college in 1977, he later became Department Chairman (1985-88) and then Dean of Academic Affairs (1988-89). From 1989 to 1990 he served as Dean of Sterling College in Craftsbury, Vermont. Mr. Hess was elected a Director of NEIC in November 1995.

Joseph M. Hochadel has served as a Director since 1990, and previously had served as a Director from 1981 to 1986. Since 1981 he has been a Partner with Monaghan, Leahy, Hochadel & Libby, a Portland, Maine law firm.

Jonathan S. Kern was first elected as a Director in February 1997. Mr. Kern is Executive Vice President and Chairman of the Operating Committee at the J.E. Robert Companies (JER), described above. Mr. Kern is one of three members of Ballantrae Partners, L.L.C..

Bruce H. Suter was first elected as a Director of NEIC in 1990. Mr. Suter was a Vice President of Stone & Webster Management Consultants, a management consulting firm, from 1985 until his retirement in December 1993. Prior to joining Stone & Webster, Mr. Suter was President and Chief Executive Officer of Ebasco Risk Management Consultants, Inc. and Associated Consulting Management of Ebasco, Ltd.

      Directors who are not employees of the Company receive directors' fees at the rate of $3,000 per annum, plus $250 for each Board meeting attended. Directors also receive $100 for each Committee meeting attended, except that the Committee chairman receives $150 for each such meeting. The Company is reexamining its compensation policies with regard to directors. Set forth on pages ____ below is a description of a Stock Option Plan under which NEIC would be authorized to use stock options in compensating directors.

      The Company has an Audit Committee, a Finance and Investment Committee, an Underwriting Committee, a Claims Committee, and an Executive Committee.

      The Audit Committee presently consists of Messrs. Dilworth (chairman), Batal, Chase, and Cummings. Its function is to oversee the work of the Company's chief financial officer and external accountants and to assure the existence of an effective accounting and internal control system. The Committee held four meetings during 1996.

      The Finance and Investment Committee presently consists of Messrs. Suter (chairman), Dilworth, Hancock, Hess, and Hochadel, with Mr. Schatz serving as an ex-officio member. This Committee oversees the investment of the Company's securities portfolio and other investment-related actions of the Company. The Committee held two meetings during 1996.

      The Underwriting Committee presently consists of Messrs. Dilworth, Greenbaum, and Hochadel. It oversees underwriting activities of the Company and reviews and monitors relationships with agents. The Committee held no meetings during 1996.

      The Claims Committee presently consists of Messrs. Batal, Cummings, and Suter. It reviews and monitors actuarial certifications of loss and loss adjustment reserves, and monitors the handling of insureds' claims. The Committee held no meetings during 1996.

      The Executive Committee presently consists of Messrs. Hochadel (chairman), Hess, Schatz, and Suter. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire board. The powers of the Executive Committee are limited by the Bylaws of the Company. For example, the Committee has no power to amend the Articles of Incorporation or Bylaws of the Company. The Committee held two meetings during 1996.

      The Board also maintains various ad hoc committees, whose function it is to study specific issues and make recommendations to the full Board.

      The Board of Directors held a total of seven meetings in 1996. Except for Messrs. Greenbaum and Hochadel, each of the Directors was present at 75% or more of the total number of Board and Committee meetings he was eligible to attend in each year.


                           EXECUTIVE COMPENSATION AND
                                RELATED MATTERS

      Set forth below is certain information concerning the compensation of Robert G. Schatz, the President and Chief Executive Officer of the Company, and each other executive officer of the Company who received more than $100,000 of salary and bonus compensation for the prior fiscal year.


                           SUMMARY COMPENSATION TABLE


      NAME AND               ANNUAL COMPENSATION           ALL OTHER
 PRINCIPAL POSITION      YEAR      SALARY      BONUS      COMPENSATION

Robert G. Schatz         1996     $           $              $
 President and Chief     1995     $150,000    $30,000        $  -0-
 Executive Officer       1994     $150,000    $  -0-         $  -0-

Ronald A. Libby          1996     $           $              $
 Chief Operating         1995     $           $              $
 Officer                 1994     $           $              $


                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS


                                             PERCENT OF
                                            TOTAL OPTIONS
                    NUMBER OF SECURITIES     GRANTED TO       EXERCISE
                     UNDERLYING OPTIONS     EMPLOYEES IN       OR BASE      EXPIRATION
                          GRANTED            FISCAL YEAR     PRICE($/SH)       DATE

Robert G. Schatz          200,000                100%          $1.625       10/28/07
Ronald A. Libby                 0                 0%               --             --

      The Company is a party to an Employment Agreement with Mr. Schatz, dated March 26, 1991. The Agreement is scheduled to expire on February 28, 1998 unless further extended prior to such date. The Agreement provides for (i) a base salary of $175,000 per annum commencing in 1991 (subject to annual adjustments based on increases in the Consumer Price Index) and (ii) a profit sharing bonus calculated on a sliding scale between 4% and 6% of net after-tax profits of the Company before extraordinary items. Profit sharing bonuses are paid through a combination of Common Stock and cash. In the event that the Company terminates Mr. Schatz's employment without cause, the Agreement provides for severance compensation to him in the amount of one year's salary and up to one year of related insurance benefits. Furthermore, under certain conditions following a change in control of the Company, Mr. Schatz may be entitled to a lump sum cash payment equal to 200% of his average annual compensation with the Company for the most recent five full years. Between February 17, 1992 and October 28, 1996, Mr. Schatz on his own initiative reduced his compensation to $150,000 per annum.

      The 1991 Employment Agreement provided for the grant to Mr. Schatz of a stock option for 200,000 shares of Common Stock, at the then prevailing market price per share, subject to shareholder approval of a contemplated stock option plan. The Company sought but did not receive shareholder approval, due to the non-voting status of a large block of stock owned by Mr. Gershuny and the Company's inability to obtain sufficient attendance of voting shareholders at subsequent meetings. The Agreement stated that in the event Mr. Schatz's stock option were not approved, the Company would "put in place a substitute arrangement designed to give [him] a comparable opportunity." On October 28, 1996 the Board approved the grant of another option to Mr. Schatz for 200,000 shares at the market price per share on that date, together with a special cash bonus of $60,000 in 1996 and $34,000 per year for the next ten years, subject to his continued employment with the Company. This option grant and bonus were intended to serve as a settlement of claims asserted by Mr. Schatz that he was contractually entitled under the 1991 Employment Agreement to a compensatory arrangement providing him with "a comparable opportunity" for the 1991 options that had not been approved by the shareholders. Under a letter agreement between Mr. Schatz and the Company, if this option does not receive shareholder approval at the 1997 Annual Meeting, then the Company may withdraw the option and the remaining bonus arrangements, and Mr. Schatz may renew his claims against the Company under the 1991 Employment Agreement.

      In October 1996 the Board approved Employment Continuity Agreements with Mr. Libby and one other executive officer. Under these Agreements, if the executive's employment is terminated within twelve months after the occurrence of a Change in Control Event (as defined), then the Company agrees to provide the executive with special severance compensation equal to 200% of the sum of his current annual base salary plus any profit sharing award for the prior year, provided that the payment will be reduced if and to the extent necessary to keep the payment from becoming non-deductible under Section 280G of the Internal Revenue Code. This same benefit accrues if the executive terminates his employment for "good reason," which is defined to include a reduction in his responsibilities or certain other events. The Employment Continuity Agreement also provides for a stay-on bonus equal to 100% of his annual base salary if the executive remains employed for six months after the Change in Control Event, subject to the condition that he not compete with the Company for the following six months. These special severance benefits do not apply if the Company terminates the executive's employment for "good cause," including a substantial neglect of duties after written notice and an opportunity to correct.

      In October 1996 the Board also approved an Employment Continuity Agreement with Mr. Schatz. This Agreement becomes effective only once the 1991 Employment Agreement (which contains Change of Control provisions, as described above) is no longer in effect. The Employment Continuity Agreement with Mr. Schatz has terms equivalent to those for Mr. Libby and the other executive officer, except that his special severance compensation equals 300% of the sum of his current annual base salary plus any profit sharing award for the prior year (subject, however, to the Section 280G limitation).


                           OTHER MATTERS RELATING TO
                      THE COMPANY'S DIRECTORS AND OFFICERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the Company various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports for 1996 were filed in a timely manner except as follows. Mr. Schatz was late in filing two Form 4 reports on the acquisition of 15,061 shares of bonus stock by him during 1996. The acquisition of these shares has since been reported.

AGREEMENT WITH BALLANTRAE

      In May 1996, Ballantrae Partners, L.L.C. entered into a contract to purchase 810,00 shares of NEIC Common Stock beneficially owned by Bernard D. Gershuny. That stock represents approximately 27% of the total outstanding stock of NEIC. The contract was subject to a number of conditions, including requirements to obtain necessary regulatory approvals from the Maine Bureau of Insurance and the New York Insurance Department. Following extensive discussions, the Company and Ballantrae in August 1996 entered into an agreement (the "Standstill Agreement") governing certain matters relating to control of NEIC. On the basis of this Agreement and other factors, Board of Directors voted to endorse Ballantrae's applications for regulatory approval. Ballantrae ultimately succeeded in obtaining regulatory approval in Maine and New York, and consummated its purchase of Mr. Gershuny's shares in January 1997. The following is a summary of selected provisions of the Standstill Agreement.

      Under the Standstill Agreement, the Company has agreed to limit the size of its Board and to allow Ballantrae to nominate three of the Directors. Presently, two Ballantrae nominees (Ms. Harmon and Mr. Kern) serve as Directors. The Agreement contemplates that at the 1997 Annual Meeting of Shareholders the Company will seek shareholder approval of a change in the Board of Directors, whereby the Directors will be divided into three classes to be elected in staggered three-year terms. The Ballantrae nominees are to be divided among those three classes. In general, Ballantrae has agreed not to initiate, participate in, or assist any proxy solicitation over election of a competing slate of Directors or over shareholder approval of other significant matters. These restrictions will not be applicable in certain cases, such as if the Company seeks to enter into a major restructuring transaction opposed by Ballantrae. These restrictions will also not prevent Ballantrae from voting its Common Stock as it sees fit. The Company has agreed not to make any changes in its Articles of Incorporation or Bylaws during the term of the Standstill Agreement (other than to implement a staggered Board of Directors, as noted above), and has also agreed not to adopt certain antitakeover defenses for specified periods following termination of the Agreement.

      Ballantrae has agreed to limit its maximum ownership percentage of NEIC stock as follows: 32.5% starting January 1, 1997; 35% starting July 1, 1997; 37.5% starting January 1, 1998; and 40% from July 1, 1998 through the termination date of the Standstill Agreement. (These limitations are subject to certain exceptions that could allow Ballantrae to purchase a certain block of stock which currently represents 5.2% of the outstanding shares.) Ballantrae must provide prior notice of its intended purchases or sales of Common Stock. Large purchases or dispositions of NEIC stock by Ballantrae may involve other substantive or procedural restrictions. The Company has agreed that, upon any future issuance of Common Stock during the term of the Standstill Agreement (other than pursuant to employee/director compensation plans), NEIC will offer Ballantrae sufficient shares to protect against dilution in Ballantrae's then existing percentage ownership. Any such sale to Ballantrae would be on terms equivalent to the sale to third parties. The Company has also agreed to grant Ballantrae certain rights to require NEIC to register future resales of Common Stock by Ballantrae. These registration rights would facilitate large dispositions of Common Stock by Ballantrae, and expire ten years after the date of the Agreement.

      The Standstill Agreement will expire on or around May 30, 1999. The Agreement may be terminated at any time by either party upon the occurrence of certain specified events, including for example a third party's commencement of a tender offer for the outstanding NEIC stock.

OTHER RELATED PARTY TRANSACTIONS

      The firm of Monaghan, Leahy, Hochadel & Libby provides legal services to the Company. Mr. Hochadel, a Director of NEIC, is a partner in that firm. Fees paid to that firm in 1995 and 1996 were approximately $170,000 and $_________, respectively.

      The firm of Ohrenstein & Brown provided legal services to the Company in 1996. Mr. Cummings, a Director of NEIC, was a Partner in that firm until recently. Fees paid to such firm by the Company did not exceed $60,000 in either 1995 or 1996.

      During each of the past two years, Batal Agency has been an independent insurance agent for NEIC. Mr. Batal, a Director of NEIC, is President of that agency. Commissions paid to the agency were based on NEIC's standard rates and did not exceed $60,000 in either 1995 or 1996.


                         SUMMARY OF ACTIONS TO BE TAKEN

AMENDMENT TO AUTHORIZE STAGGERED BOARD

      The Board of Directors has approved a prepared amendment of the Articles of Incorporation (the "Amendment") to divide the Board into three classes, with each class to be elected to staggered terms of office. Class I Directors would be elected initially to a one-year term, expiring at the Annual Meeting of Shareholders in 1998; thereafter the Class I Directors would be elected to three-year terms. Class II Directors would be elected initially to a two-year term, expiring at the Annual Meeting of Shareholders in 1999; thereafter the Class II Directors would be elected to three-year terms. Class III Directors would be elected to three-year terms, the first expiring at the Annual Meeting of Shareholders in 2000. The Amendment also would require a two-thirds vote in order for the shareholders to further amend this provision of the Articles of Incorporation or to approve other changes to the Articles or Bylaws affecting the size of the Board or the election of Directors. A copy of the proposed Amendment appears as Exhibit A to this Proxy Statement.

      The principal purpose of a staggered board is to provide for greater continuity of membership on the board. With staggered three-year terms for board members, only about a third of the directors are elected in any given year. Thus a proxy contest in a single year will generally not be sufficient to change a majority of the directors, unless the proponents can garner sufficient votes to remove other directors from office.

      Staggered boards of directors are quite common among publicly-held companies, in which the stock ownership is subject to significant change from year to year through open-market transactions. Having a staggered board may encourage persons seeking to acquire control of a company to engage in good faith, arms-length negotiations with the board concerning their proposal, rather than waging a hostile proxy contest, and may permit the board to engage in such negotiations from a stronger position. On the other hand, having a staggered board could have the effect of deterring third parties from initiating proxy contests or from acquiring substantial blocks of a company's shares. Such proxy contests and acquisitions of substantial blocks of shares tend, at least temporarily, to increase market prices for a company's stock.

      The NEIC Board of Directors believes that promoting greater continuity of board composition is in the best interests of the Company and its shareholders. NEIC's insurance business is dependent on developing and maintaining long-term relationships with its independent agents. Over the past several years, NEIC has experienced a number of attempted changes in control, as different groups sought to acquire a large block of stock owned by Bernard D. Gershuny. The Company believes that uncertainties over future control made it more difficult for NEIC to build relationships with agents and made it more difficult for NEIC to obtain an upgrade in its Best's rating. Recently, Ballantrae Partners, L.L.C. has acquired Mr. Gershuny's shares. In connection with Ballantrae's purchase of these shares, the Company has taken a number of steps to reassure existing officers, employees, and agents as to continuity of management. With Ballantrae's consent, one such step has been to recommend that the shareholders amend the Articles of Incorporation to implement a staggered Board.

      Presently, the Company's Articles of Incorporation provide that all Director terms expire at each Annual Meeting of Shareholders. The proposed Amendment divides Directors into classes whose terms expire over a three-year period. As is presently the case, however, a vote of two-thirds of the outstanding shares can remove an NEIC Director prior to expiration of his or her term of office. Thus a two-thirds vote would in any event be sufficient to change the entire Board of Directors of the Company at any meeting of shareholders.

      The proposed Amendment provides that the shareholders may amend board-related provisions of the Articles of Incorporation or Bylaws only by a two-thirds vote of the outstanding shares -- the same vote required to remove Directors from office. In the absence of such a provision, a simple majority vote could be sufficient to circumvent the staggered Board provisions and allow election of a majority of Directors at a single meeting.

      Approval of this proposed Amendment to the Articles of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. For these purposes, abstentions and broker non-votes will have the same effect as a vote against the proposal. (A broker non-vote occurs when a broker, or other fiduciary, votes on at least one matter but lacks authority to vote on another matter.)


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSED
                  AMENDMENT TO THE ARTICLES OF INCORPORATION.

ELECTION OF DIRECTORS

      The Company's Articles of Incorporation provide for a Board of Directors of not fewer than 7 nor more than 21 members, as from time to time determined by resolution of the Board of Directors or by the shareholders. Directors are elected at each Annual Meeting of Shareholders for one-year terms. If the shareholders approve the above-described amendment to the Articles of Incorporation, then the Directors will be divided into three classes (as close in number as is practicable) and elected to staggered terms as described above.

      A resolution will be offered at the Meeting to establish the number of Directors at nine and to elect the following nine persons as Directors in the classes stated:

      CLASS I (to serve until the 1998 Annual Meeting of Shareholders): Edward
      B. Batal, Wilson G. Hess, and Robert G. Schatz

      CLASS II (to serve until the 1999 Annual Meeting of Shareholders): Robert
      A. Hancock, Deborah L. Harmon, and Bruce H. Suter

      CLASS III (to serve until the 2000 Annual Meeting of Shareholders):
      Terence C. Cummings, Joseph M. Hochadel, and Jonathan S. Kern

If the above-described amendment to the Articles of Incorporation is not approved, then each Director will be elected to a one-year term, expiring at the 1998 Annual Meeting of Shareholders.

      The foregoing individuals have each consented to be named as nominees and to serve as Directors if elected. Biographical information concerning the nominees appears at pages ____ above.

      Each director position will be filled by plurality vote. Abstentions and broker non-votes will not affect the tally of votes cast in the election.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
               THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

RATIFICATION OF ACCOUNTANTS

      The shareholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1997. Coopers & Lybrand has served as the Company's independent accountants since 1981. One or more representatives of Coopers & Lybrand will be present at the Meeting, will have an opportunity to make a statement to the Meeting if they desire to do so, and will be available to respond to appropriate questions.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
             RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND.

APPROVAL OF NEIC STOCK OPTION PLAN

      Subject to shareholder approval, the Board of Directors of the Company has adopted the North East Insurance Company Stock Option Plan. The purpose of the Plan is to provide outside directors and key employees of the Company with additional incentives to contribute to the success of the Company and to assist the Company in attracting and retaining qualified directors and employees. If approved by shareholders at the Meeting, the Plan is to become effective as of October 1, 1996.

      The Plan provides for awards of Incentive Stock Options (ISOs), Nonqualified Stock Options (NSOs), and Stock Appreciation Rights (SARs). ISOs and NSOs represent the right to purchase NEIC common stock at a designated option price per share. (These two types of options have different tax consequences, as described below.) SARs represent the right to receive a future payment in an amount which is determined by reference to the value of a share of common stock.

      NEIC common stock issuable under the Plan is limited to 400,000 shares in the aggregate. (As of the record date for this Meeting, there were 3,002,375 shares outstanding.) In the event that a participant surrenders previously owned NEIC common stock in full or partial payment of the exercise price of an option under the Plan, only the net number of shares issued upon exercise will be counted toward this limitation. In the event of a stock split or other pro rata change in the number of shares owned by shareholders, the limitation on shares issuable under the Plan will be adjusted proportionately.

      The Plan contemplates that it will be administered by a Committee of two or more non-employee directors appointed by the Board of Directors. The Committee will have full authority to interpret the Plan and to establish rules and regulations governing the administration of the Plan. In its discretion, the Board may exercise any of the duties and authority of the Committee.

      AWARDS UNDER THE PLAN. Employees of the Company may receive Incentive Stock Options, Nonqualified Stock Options, or Stock Appreciation Rights under the Plan, or a combination thereof. The Committee has discretion to determine which employees of the Company shall be granted awards under the Plan, the time or times at which awards shall be granted, and the terms, conditions, and restrictions of each award. Presently, the Company has approximately 42 employees who would be eligible to receive awards under the Plan.

      Employees may be awarded either Incentive Stock Options or Nonqualified Stock Options, in each case carrying an option price of not less than 100% of the fair market value per share on the date of grant. The term of each option shall be set forth in an option agreement. No ISO may be exercised more than ten years after the date of grant, and no ISO may be granted to any employee who, at the time of grant, owns more than 10% of the outstanding voting stock of the Company.

      Employees may also be awarded Stock Appreciation Rights entitling the holder to receive payment of an amount equal to the excess of (i) the fair market value per share of NEIC common stock on the date of exercise over (ii) the grant price of the right (which price may not less be than 100% of the fair market value of the common stock on the date of grant). The terms of such an award shall be set forth in an SAR agreement. The Committee has discretion to determine the grant price and term within which, and conditions upon which, the right may be exercised.

      The Committee may also grant Nonqualified Stock Options or Stock Appreciation Rights to non-employee Directors of the Company. Such awards are subject to the same limitations under the Plan as grants of Nonqualified Stock Options or Stock Appreciation Rights. Non-employee Directors are not eligible for Incentive Stock Options.

      Payment to the Company for exercise of an ISO or NSO may be made in cash, Company stock, or a combination thereof, or in such other manner as the Committee may approve. Payment upon exercise of a SAR is to be made in cash, stock, or a combination thereof, as specified in the SAR agreement.

      EFFECT OF TERMINATION OF EMPLOYMENT. Termination of an employee-participant's employment may affect the exercisability of an outstanding option or SAR. The Plan does not require employment-related limitations on exercise, but generally provides that termination of employment will accelerate the expiration date of an option unless the option agreement otherwise provides. If an employee ceases to be employed by the Company, any outstanding Incentive Stock Option will lose its favorable tax status unless exercised within a specified time thereafter (or, in the case of death or disability, one year thereafter).

      In the case of awards to non-employee directors, termination of the participant's status as a director will not affect the exercisability of the award, unless the option agreement or SAR agreement otherwise provides.

      EFFECT OF A CHANGE IN CONTROL. The Plan provides that upon a Change in Control Event (as defined), and except as the terms of the option agreement or SAR agreement otherwise provide and except for formula awards to non-employee directors, all outstanding options and rights not previously exercisable shall become immediately exercisable by the holder. These provisions are generally triggered by a merger or other reorganization in which the Company is not the surviving or continuing corporation (except for certain transactions involving the formation of a holding company for NEIC) or by substantial changes in the composition of the Board which have not been approved in advance by independent directors of the Company. In view of the limited number of shares available for issuance under the Plan, acceleration of the exercisability of awards is not expected to have a material effect on any proposed change in control.

      TAX CONSEQUENCES OF AN AWARD. For federal tax purposes, a participant generally will not realize income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted. When the participant exercises the option or right, however, he or she will realize ordinary income in the amount of the difference between option or grant price and the fair market value of the stock or payment received by him or her. The Company may take a business deduction at the time the option or right is exercised, in the amount includable as ordinary income by the employee.

      Under the Internal Revenue Code, Incentive Stock Options are accorded different tax treatment. An option holder generally will not realize income at the time of grant or exercise of an Incentive Stock Option. Upon sale of the underlying shares, if the sale occurs at least two years after the option was granted and at least one year after the date the shares were transferred to the employee, the gain realized on such sale will be treated as long-term gain. The Company may not take a business deduction with respect to shares transferred under Incentive Stock Options if the sale occurs in accordance with these time requirements. However, if the employee fails to meet either of the time requirements described above, the excess of the fair market value of the shares at the time of exercise of the Incentive Stock Option over the option price will generally be treated as ordinary income in the year of sale and the Company will be entitled to a corresponding deduction.

      FURTHER AMENDMENTS; TERMINATION. The Committee or the Board of Directors may amend the Plan at any time, without shareholder approval, unless the amendment would increase the maximum number of shares for which awards may be granted under the Plan, or would modify the class of employees eligible to participate in the Plan.

      NEW PLAN BENEFITS. The Board of Directors on October 28, 1996 granted Robert G. Schatz a Nonstatutory Stock Option for 200,000 shares of Common Stock, at an exercise price of $1.625 per share (equal to the closing price of the stock on that date). The option will expire if not exercised within ten years after the date of grant; exercisability is not contingent on continued employment. The option is subject to shareholder approval of the Plan, and is not exercisable unless and until such approval is received. Further information regarding this award to Mr. Schatz appears at page ___ above. Other than this award to Mr. Schatz, no other awards have been approved by the Board, and the benefits to be received under the plan by executive officers, other employees, and non-employee directors cannot be determined at this time.

      The foregoing summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit B to this Proxy Statement. The affirmative vote of a majority of the outstanding shares of NEIC common stock is needed to approve the Plan. For these purposes, abstentions and broker non-votes will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                    APPROVAL OF THE NEIC STOCK OPTION PLAN.


                                 OTHER MATTERS

      All expenses of this solicitation will be borne by the Company. No person will receive any additional compensation for soliciting proxies from any shareholder. In addition to use of the mails, proxies may be solicited directly, or by telephone or other means, by Company employees. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries for the reasonable expenses of forwarding proxy materials to beneficial owners.

      At the date of this Proxy Statement, Management knows of no other matters that are to be brought before the Meeting. However, if any matters other than those set forth in the accompanying Notice should properly come before the Meeting, the persons named in the enclosed proxy will vote the proxies on such matters in their discretion.

      Shareholder Proposals for 1997 Meeting. The Company will consider for inclusion in its proxy materials for the 1998 Annual Meeting any shareholder proposal received by the Company in proper written form by December 31, 1997. Any such proposals should be addressed to the Company as follows: North East Insurance Company, 482 Payne Road, P.O. Box 1418, Scarborough, ME 04074, Attn:
Chairman of the Board of Directors.


                                       By Order of the Board of Directors

                                       SAMUEL M. KOREN, Clerk



                                                                      Exhibit A


                             PROPOSED AMENDMENT TO
                           ARTICLES OF INCORPORATION


      The Articles of Incorporation (formerly Certificate of Organization) of the Company are hereby amended such that Article Fourth shall read in its entirety as follows:

FOURTH: The Board of Directors shall consist of not less than seven nor more than twenty-one directors, the number of Directors to be fixed from time to time by vote of the Directors or by the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote for the election of Directors.

At the 1997 Annual Meeting of Shareholders, the Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of Class I to expire at the 1998 Annual Meeting of Shareholders, the term of office of Class II to expire at the 1999 Annual Meeting of Shareholders, and the term of office of Class III to expire at the 2000 Annual Meeting of Shareholders, with the Directors in each class to hold office until their respective successors are duly elected and qualified. At each Annual Meeting of Shareholders after 1997, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

In addition to any vote required by law or by any other provision of these Articles of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote for the election of Directors shall be required for any action by the shareholders to amend or repeal this Article Fourth or to adopt, amend, or repeal any other provisions of the Articles of Incorporation or Bylaws of the Company governing the size of the Board, the number of Directors in each class of Directors, the quorum or vote required to elect or remove Directors, or the procedures for nominating Directors or filling any vacancy in the Board.



                                                                      Exhibit B

                          NORTH EAST INSURANCE COMPANY
                               STOCK OPTION PLAN

1. Purpose. The purpose of this Plan is to promote the profitability of North East Insurance Company and its Subsidiaries by providing Directors and selected employees and with additional incentives to contribute to the success of the Company and by helping the Company to attract and retain qualified employees and Directors.

2. Definitions. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings, unless the context clearly indicates that a different meaning is intended:

      (a) "Award" shall mean any Option or Stock Appreciation Right granted pursuant to the Plan.

      (b) "Award Agreement" shall mean a written instrument that specifies the terms, conditions and restrictions of an Award and incorporates the applicable provisions of the Plan and such additional provisions not inconsistent therewith as the Committee shall determine.

      (c) "Board" shall mean the Board of Directors of the Company.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

      (e) "Committee" shall mean a committee appointed by the Board of Directors with authority to administer the Plan and consisting solely of Non-Employee Directors. In its discretion, the Board may, from time to time, perform any duty of the Committee or exercise any power of the Committee.

      (f) "Common Stock" shall mean common stock, par value $1.00 per share, of the Company.

      (g) "Company" shall mean North East Insurance Company.

      (h) "Director" shall mean any member of the Board of Directors of the Company, whether or not an Employee. "Non-Employee Director" shall mean a Director who is a Non-Employee Director within the meaning of Rule 16b-3 or who meets such other criteria as the Committee may establish from time to time.

      (i) "Disability" shall mean a participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. A participant shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

      (j) "Employee" shall mean any person who is employed by the Company or any Parent or Subsidiary.

      (k) "Fair Market Value" per Share as of a given date shall mean the average of the closing bid and asked prices of the Common Stock as quoted on NASDAQ, or such other determination of fair market value as the Committee may designate. If there are no sales of Common Stock reported for the day on which Fair Market Value is to be determined, then Fair Market Value shall be determined as of the last previous day on which sales were reported. Provided, however, that the Fair Market Value of Shares to be issued under any Incentive Stock Option shall in all events be determined in a manner that meets the applicable requirements of subsections 422(b)(5) and (c)(7) of the Code and the regulations issued thereunder.

      (l) "Incentive Stock Option" shall mean an option granted to an individual for any reason connected with his or her employment by a corporation, if granted by the employer corporation or its parent or subsidiary corporation, to purchase stock of any of such corporations, but only if such option meets the requirements of Section 422 of the Code.

      (m) "Nonqualified Stock Option" shall mean an Option granted under the Plan which is not an Incentive Stock Option.

      (n) "Option" shall mean a right granted under the Plan to purchase
Shares.

      (o) "Optionee" shall mean an Employee or Director who is granted an Option.

      (p) "Parent" shall mean a parent corporation within the meaning of subsections 424(e) and (g) of the Code.

      (q) "Participant" shall mean a person who is eligible to receive Awards under this Plan or who holds one or more outstanding Awards under this Plan.

      (r) "Plan" shall mean this North East Insurance Company Stock Option
Plan.

      (s) "Rule 16b-3" shall mean Rule 16b-3 of the Securities and Exchange Commission, as from time to time amended, and any successor regulation thereto.

      (t) "Share" shall mean a share of Common Stock of the Company, as adjusted in accordance with subsection 4(b) below.

      (u) "Stock Appreciation Right" shall mean a right granted under Section 8 to receive a payment, the amount of which shall be determined by reference to the value of a Share.

      (v) "Subsidiary" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a subsidiary corporation within the meaning of subsections 424(f) and (g) of the Code, and for all other purposes of the Plan, a corporation of which North East Insurance Company owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

3.    Administration.

      (a) Committee. The Plan shall be administered by the Committee (subject, however, to the discretion of the Board under Section 2(e) above). A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

      (b) Powers. Except as otherwise provided by the Plan, the Committee shall have authority to administer all aspects of the Plan, including the power:

            (i) to determine the persons eligible for Awards under the Plan;

            (ii) to determine the time or times at which Awards shall be granted;

            (iii) to determine the type or types of Awards to be granted;

            (iv) to determine the terms, conditions and restrictions of each Award;

            (v) to make adjustments in accordance with subsection 4(b) below;

            (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; and

            (vii) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties (including the Company), and their heirs, assigns and beneficiaries.

      (c) Signatures. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

4.    Stock Subject to the Plan.

      (a) Limitations. Subject to the provisions of subsection (b) below, the maximum number of Shares available for issuance under the Plan, and the aggregate number of Shares which may be issued pursuant to Incentive Stock Options, shall be four hundred thousand (400,000) Shares.

      In the event that any Award granted under the Plan expires, is forfeited, or otherwise terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Award shall, unless the Plan has been terminated, become available for other Awards.

      In the event that a Participant transfers stock issued by the Company in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan. Notwithstanding the foregoing, the total number of Shares issued pursuant to the exercise of an Incentive Stock Option shall be counted for purposes of the foregoing special limitation on Shares issued pursuant to Incentive Stock Options.

      (b) Adjustments. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust:
(i) the maximum number of Shares available for grant and the maximum aggregate number of shares which may be issued under Incentive Stock Options; (ii) the number of Shares to be issued under Awards; (iii) the option price with respect to Options; and (iv) the grant price with respect to Stock Appreciation Rights.

      In the event of a merger or consolidation in which the Company is the surviving corporation, or the acquisition by the Company of property or stock of another corporation, or any reorganization of the Company, the Committee shall appropriately adjust: (i) the number and class of Shares to be issued under Awards; (ii) the option price of Shares subject to Options; and (iii) the grant price with respect to Stock Appreciation Rights. Any adjustments under this subsection (b) affecting Incentive Stock Options shall be made so as to comply with the applicable provisions of Sections 422 and 424 of the Code.

      Upon the occurrence of a merger or consolidation in which the Company is not the surviving company, all Awards shall become exercisable to the extent provided in Section 10 below.

      Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares, and upon issuance shall be deemed fully paid and nonassessable.

5.    Eligibility.

      (a) Awards to Employees. The Committee may, from time to time, grant Options or Stock Appreciation Rights to any Employee. The Committee may, from time to time, limit the class of Employees eligible to receive Awards under the Plan.

      (b) Awards to Directors. The Committee may, from time to time, grant Nonqualified Stock Options or Stock Appreciation Rights to any Non-Employee Director. The Committee may, from time to time, limit the class of Non-Employee Directors eligible to receive Awards under the Plan.

      (c) Eligibility for Incentive Stock Options. Employees who own ten percent (10%) or more of the total combined voting power of all classes of stock of the Company or its Parent or Subsidiary are ineligible to receive Incentive Stock Options under the Plan. Non-Employee Directors are ineligible to receive Incentive Stock Options.

6.    Granting of Awards.

      (a) Discretionary Awards. The Committee may grant more than one Award and more than one type of Award to any eligible Participant. A person who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards before exercising such prior Award.

      The Committee may condition a Participant's receipt of an Award and his or her exercise of an Option or Stock Appreciation Right on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any similar quantifiable measures.

      (b) Formula Awards. The Committee shall have authority to grant Awards at designated intervals on predetermined terms. The terms on which such formula awards are to be granted may be changed by the Committee from time to time, provided that (i) no such change shall affect the terms of Awards previously granted and (ii) no such change may be made in a manner that would contravene any conditions of Rule 16b-3 that are specific to formula awards.

7.    Options.

      (a) Option Agreement. Each Option granted under the Plan shall be evidenced by an Award Agreement ("Option Agreement"), specifying the option price, the number of Shares subject to the Option and such other terms, conditions and restrictions as the Committee shall determine. In addition, each Option shall be clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

      (b) Term of Option. The term of each Option shall be set forth in the Option Agreement, but in no event shall an Incentive Stock Option be exercisable after the expiration of ten (10) years from the date such Option is granted.

      (c) Option Price. The option price at which Shares may be purchased under the Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

      (d) Nontransferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Notwithstanding the preceding sentence, the transfer of Nonqualified Stock Options to family members or family trusts (and exercise by the transferee) shall be permissible if and to the extent permitted under Rule 16b-3.

      (e) Manner of Exercise. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and the Option Agreement. An Option shall be deemed to be exercised when the Optionee gives written notice of such exercise to the Company in accordance with the terms of the Option Agreement and the Company receives full payment of the exercise price for the Shares with respect to which the Option is exercised. Except as the Option Agreement otherwise provides, payment shall be made in cash or by delivery of Company stock owned by the Optionee, in a form suitable for transfer, or a combination thereof, as the Optionee may elect. Stock transferred to the Company in full or partial payment of the exercise price shall be valued at Fair Market Value on the date of exercise of the Option. Where permitted by the Option Agreement or the Committee as a means of payment of the exercise price, the forfeiture of an otherwise exercisable Option (or any portion thereof) shall be valued at the excess of (i) the Fair Market Value of the underlying Shares over (ii) the exercise price of the forfeited Option (or portion thereof).

8.    Stock Appreciation Rights.

      (a) SAR Agreement. Any Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement ("SAR Agreement"), specifying the grant price, the number of such rights, and such other terms, conditions and restrictions as the Committee shall determine.

      (b) Amount of Payment. A participant to whom a Stock Appreciation Right has been granted shall be entitled to receive payment of an amount equal to the excess of (i) the Fair Market Value of one (1) Share on the date of exercise of such right over (ii) the grant price of the right; provided that, if so specified in the SAR Agreement, the Fair Market Value of a Share with respect to a Stock Appreciation Right that is not related to an Incentive Stock Option may be determined as of any given date prior to the date of exercise.

      (c) Grant Price. The grant price of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.

      (d) Nontransferability of Rights. Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the recipient. Notwithstanding the preceding sentence, the transfer of Stock Appreciation Rights to family members or family trusts (and exercise by the transferee) shall be permissible if and to the extent permitted under Rule 16b-3.

      (e) Manner of Exercise. A Stock Appreciation Right granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the SAR Agreement. A Stock Appreciation Right shall be deemed exercised when the recipient gives written notice of such exercise to the Company in accordance with the terms of the SAR Agreement.

      (f) Form of Payment. Payment with respect to the exercise of a Stock Appreciation Right may be made in cash, Shares or a combination thereof, as the Committee shall determine. To the extent that such payment is made in Shares, the Shares shall be valued at Fair Market Value on the date of payment.

      (g) Related Options. A Stock Appreciation Right may, but need not, relate to an Option granted under the Plan. A Stock Appreciation Right related to a Nonqualified Stock Option may be granted simultaneously with the granting of such Option or at any time thereafter before the exercise or termination of such Option. A Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted.

      A Stock Appreciation Right related to the full number of Shares subject to an Option shall terminate upon exercise or termination of the Option to the extent such Option is exercised or terminated. A Stock Appreciation Right related to less than the full number of Shares subject to an Option shall not be affected by the exercise or termination of the Option until such exercise or termination exceeds the number of Shares not related to the Stock Appreciation Right; thereafter such right shall terminate to the extent such Option is further exercised or terminated.

      To the extent that a Stock Appreciation Right related to an Option has been exercised, such Option shall no longer be exercisable.

9. Termination of Employment. In the event that an Employee ceases to be employed by the Company or any Parent or Subsidiary and is no longer employed by any of them, for any reason other than death or Disability, and except as the Award Agreement otherwise expressly provides, each outstanding Award to the Employee will expire unless duly exercised within three (3) months after the date employment ceases or, if earlier, the original expiration date of the Award). Except as the Award Agreement otherwise expressly provides, termination of a Non-Employee Director's status as a Director shall not affect the term of any Award granted to him or her.

      In the event that, by reason of his or her death or Disability, an Employee ceases to be employed by the Company or any Parent or Subsidiary, and is no longer employed by any of them, then except as the Award Agreement otherwise expressly provides, each outstanding Award to the Employee will expire unless duly exercised within one (1) year after the date employment ceases or, if earlier, the original expiration date of the Award.

10. Change in Control. Upon the occurrence of a Change in Control Event of the Company, and except as the Award Agreement otherwise expressly provides, all then outstanding Options and Stock Appreciation Rights not previously exercisable shall be become exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

      (a) The Company's shareholders approve:

            (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which all or a portion of the shares of Common Stock would be converted into cash, securities or other property; or

            (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger or other reorganization if upon consummation of such transaction (x) all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, (y) the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company and
(z) the holding company agrees to assume the Company's obligations under all outstanding Awards and to issue, upon exercise of any Award payable in Shares, holding company securities which the Committee determines to be equivalent in value and voting power to the consideration that the holder of a like number of Shares would receive pursuant to the reorganization.

      (b) Within any twenty-five (25) month period, individuals who were Independent Directors at the beginning of such period, together with any other Independent Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Independent Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.

      For purposes of the Plan, an "Independent Director" as of a given date shall mean a member of the Board who has been a director of the Company throughout the six (6) months prior to such date, has not been an employee of the Company at any time during such six (6) month period, has not at any time during such six (6) month period beneficially owned more than ten percent (10%) of the outstanding Shares, and none of whose affiliates or associates has at any time during such six (6) month period beneficially owned more than ten percent (10%) of the outstanding Shares. For purposes of this paragraph, the terms "affiliate" and "associate" shall have the meanings ascribed to them by regulations promulgated under Section 12(b) of the Securities Exchange Act of 1934, as amended, and the term "beneficial ownership" shall have the meaning ascribed to it by regulations promulgated under Section 13(d) of that Act.

11.   Amendment and Termination.

      (a) Amendment. The Board of Directors or the Committee, without further approval of the shareholders of the Company, may amend the Plan from time to time in such respects as the Board or the Committee may deem advisable, provided that no amendment shall become effective prior to approval of the shareholders of the Company if such amendment:

            (i) increases the maximum number of Shares for which Awards may be granted; or

            (ii) modifies the class of persons eligible to participate in the Plan.

Notwithstanding the foregoing, the provisions of the Plan under which formula awards are to be made to Directors may be amended only by the Board, subject to shareholder approval if required. The terms under which formula awards are to be made shall not be changed except as permitted by subsection 6(b) above or except as the shareholders may otherwise approve.

      (b) Termination. The Board or the Committee, without further approval of the shareholders of the Company, may at any time terminate the Plan.

      (c) Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect Awards already granted to an Employee or Director, without such person's prior written consent, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

12. Effective Date of Plan. The Plan shall be effective as of October 1, 1996, if approved by the shareholders of the Company within one (1) year of such date.

13.   Term of Plan. No Award shall be granted pursuant to the Plan after ten
(10) years from the effective date of the Plan. Awards granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Award Agreement.

14.   Miscellaneous.

      (a) Award Agreement. Upon executing an Award Agreement, an Employee or Director shall be bound by such Agreement and by the applicable provisions of the Plan.

      (b) Employment. The granting of an Award to an Employee shall not give the Employee any right to be retained in the employ of the Company or any Parent or Subsidiary.

      (c) Tax Withholding. The Company shall be authorized to withhold from any Award granted, or payment due, under the Plan the amount of any taxes required by law to be withheld because of such Award or payment, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

      (d) Headings. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.

      (e) Construction. The validity, construction and effect of the Plan and regulations relating to the Plan shall be determined in accordance with the laws of the State of Maine and applicable Federal law.



                          NORTH EAST INSURANCE COMPANY
                                     PROXY
                     (SOLICITED BY THE BOARD OF DIRECTORS)

The undersigned appoints Robert G. Schatz and Samuel M. Koren, or either of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of North East Insurance Company held by the undersigned, at the Substitute Annual Meeting of Shareholders to be held June 10, 1997, or any adjournment thereof.

      1. TO APPROVE THE PROPOSED STAGGERED BOARD AMENDMENT TO THE ARTICLES OF INCORPORATION.

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      2.    TO ELECT THE NOMINEES TO THE BOARD OF DIRECTORS:

            Class I (term expiring at 1998 Annual Meeting of Shareholders):

                  Edward B. Batal, Wilson G. Hess, and Robert G. Schatz

            Class II (term expiring at 1999 Annual Meeting of Shareholders):

                  Robert A. Hancock, Deborah L. Harmon, and Bruce H. Suter

            Class II (term expiring at 2000 Annual Meeting of Shareholders):

                  Terence C. Cummings, Joseph M. Hochadel, and Jonathan S. Kern


            (To withhold authority for one or more nominees, cross out his or her name or their names)

            NOTE: If Proposal 1 is not adopted by the shareholders, then each of the nominees named above will be elected to a one-year term.

      3. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND AS INDEPENDENT ACCOUNTANTS TO THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      4.    TO APPROVE THE NEIC STOCK OPTION PLAN

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      5. In their discretion, upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholder. Where no direction is made, this proxy will be voted FOR the nominated directors and FOR Proposals 1, 3, and 4. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Meeting.


                                       Dated: ________________________, 1997


                                       _____________________________________
                                       Signature


                                       _____________________________________
                                       Signature


Personal representatives, custodians, trustees, partners, corporate officers, and attorneys-in-fact should add their titles as such.

PLEASE VOTE AND DATE THIS PROXY, SIGNING IT AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATES AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.